EXHIBIT 4.2

Brookfield DTLA Fund Office Trust Investor Inc.

Articles Supplementary

15% Series B Cumulative Non-Voting Preferred Stock

Brookfield DTLA Fund Office Trust Investor Inc., a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of the State of Maryland that:

First: Pursuant to the authority expressly vested in the Board of Directors of the Corporation (the “Board”) pursuant to Article V of the charter of the Corporation (as amended or supplemented, including by those certain Articles Supplementary for 10,000,000 Shares of 7.625% Series A Cumulative Redeemable Preferred Stock (the “Series A Articles Supplementary”), collectively, the “charter”) and Section 2-105 of the Maryland General Corporation Law, the Board, by duly adopted resolutions, classified and designated 125 shares of the authorized but unissued preferred stock, par value $0.01 per share (the “Preferred Stock”), of the Corporation as 15% Series B Cumulative Non-Voting Preferred Stock, with the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications, and terms and conditions of redemption set forth in these Articles Supplementary, which, upon any restatement of the charter, shall become part of the charter, with any necessary or appropriate renumbering or relettering of the sections or subsections hereof.

Series B Preferred Stock

(1)              Designation and Number. A series of Preferred Stock, designated the “15% Series B Cumulative Non-Voting Preferred Stock” (the “Series B Preferred Stock”), is hereby established. The number of shares of Series B Preferred Stock the Corporation has authority to issue is 125.

(2)              Rank. Except for the 7.625% Series A Cumulative Redeemable Preferred Stock, par value $0.01 per share (the “Series A Preferred Stock”), which shall rank senior to the Series B Preferred Stock with respect to dividend rights (including, the Series A Preferred Accrual (as defined herein)) and rights upon voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the Series B Preferred Stock shall, with respect to dividend rights and rights upon liquidation, dissolution or winding up of the Corporation, rank senior to all other classes or series of shares of Preferred Stock and the common stock, par value $0.01 per share (“Common Stock”), of the Corporation and to all other equity securities issued by the Corporation. The term “equity securities” shall not include convertible debt securities.

(3)              Dividends.

(a)	Subject to the preferential rights of the holders of the Series A Preferred Stock, holders of the then outstanding shares of Series B Preferred Stock shall be entitled to receive, when and as authorized by the Board and declared by the Corporation, out of funds legally available for the payment of dividends, cumulative preferential cash dividends at the annual rate of 15% of the total of $1,000.00 liquidation preference per share plus, after each Dividend Payment Date (as defined below), all dividends accrued thereon prior to such Dividend Payment Date and not paid on such Dividend Payment Date. Cash dividends on each share of Series B Preferred Stock shall accrue and compound in the same manner as, and thus equal the amount of, interest as would accrue and compound on $1,000.00 calculated at a rate of 15% per annum, compounded annually (assuming the same issuance and payment dates for all shares of Series B Preferred Stock). Such dividends shall accrue on each outstanding share of Series B Preferred Stock on a daily basis and shall be cumulative from the day following the date of the last daily dividend accrual that has been paid in full in accordance with Section 3(h) or, if no prior dividends have been paid on any share of Series B Preferred Stock, the Original Issue Date, and shall be payable quarterly in arrears on each Dividend Payment Date or, if not a Business Day, the next succeeding Business Day. “Dividend Payment Date” shall mean the last calendar day of each January, April, July and October, commencing on the first such calendar day after the Original Issue Date. For the avoidance of doubt, for purposes of calculating the amount of accrued dividends under the preceding sentence, all shares of Series B Preferred Stock that are entitled to receive dividends on a Dividend Payment Date shall be treated as having been outstanding for the entire applicable accrual period described above, so that the amount of accrued dividends for each such share of Series B Preferred Stock is the same regardless of when each such share of Series B Preferred Stock was issued. Any dividend payable on the Series B Preferred Stock for any partial dividend period will be computed on the basis of a 360-day year consisting of twelve 30-day months. The “Original Issue Date” shall be the first date on which the Corporation receives payment in full of the purchase price for a share of Series B Preferred Stock. A “dividend period” shall mean, with respect to the first “dividend period,” the period from and including the Original Issue Date to and including the first Dividend Payment Date, and with respect to each subsequent “dividend period,” the period from but excluding a Dividend Payment Date to and including the next succeeding Dividend Payment Date or other date as of which accrued dividends are to be calculated. Dividends will be payable to holders of record as they appear in the stock transfer records of the Corporation at the close of business on the applicable Dividend Record Date or to the initial purchaser of any Series B Preferred Stock that is issued after the applicable Dividend Record Date but on or before the applicable Dividend Payment Date. A “Dividend Record Date” shall be the date designated by the Board for the payment of dividends that is not more than 35 nor less than 10 days prior to the applicable Dividend Payment Date.

(b)	No dividends on shares of Series B Preferred Stock shall be set apart for payment by the Corporation or declared by the Corporation or paid at such time as the terms and provisions of any written agreement between the Corporation and any party that is not an affiliate of the Corporation, including any agreement relating to its indebtedness, prohibit such declaration, payment or setting apart for payment or provide that such declaration, payment or setting apart for payment would constitute a breach thereof or a default thereunder, or if such declaration or payment shall be restricted or prohibited by law. For purposes of this Section 3(b), “affiliate” shall mean any party that controls, is controlled by or is under common control with the Corporation.

(c)	Notwithstanding the foregoing, dividends on the Series B Preferred Stock shall accrue whether or not the terms and provisions set forth in Section 3(b) or Section 3(d) hereof at any time prohibit the current payment of dividends, whether or not the Corporation has earnings, whether or not there are funds legally available for the payment of such dividends and whether or not such dividends are authorized or declared. Dividends will be declared and paid when due in all events to the fullest extent permitted by law, subject to the limitations set forth in Section 3(b) or Section 3(d). Accrued but unpaid dividends on the Series B Preferred Stock will accumulate as of the Dividend Payment Date on which they first become payable.

(d)	No dividends shall be declared or paid or set aside for payment nor shall any other distribution be declared or made upon the Series B Preferred Stock unless the full amount of accrued dividends on the Series A Preferred Stock (including the MPG Preferred Accrual, as defined in Section 3(a) of the Series A Articles Supplementary (the “Series A Preferred Accrual”)) have been or contemporaneously are declared and paid for all past dividend periods and the then current dividend period.

(e)	Subject to Section (3)(d) and except as provided in this Section (3)(e) or in Section (3)(f) below, unless either (i) the full amount of accrued dividends on the Series B Preferred Stock have been or contemporaneously are declared and paid or (ii) a sum sufficient for the payment thereof is set apart for payment (without the need for any declaration) for all past dividend periods and the Corporation projects that the cash available for distribution to stockholders as of the next Dividend Payment Date would be sufficient to fund the full payment of the accrued dividends at such time on the Series B Preferred Stock plus, in the case of a redemption of a majority of the Common Stock, the liquidation preference and Redemption Premium (as defined below) of the Series B Preferred Stock, no dividends (other than in shares of Common Stock or in shares of any series of Preferred Stock ranking junior to the Series B Preferred Stock as to dividends and upon liquidation) shall be declared or paid or set aside for payment nor shall any other distribution be declared or made upon the Common Stock, or any Preferred Stock of the Corporation ranking junior to the Series B Preferred Stock as to dividends or upon liquidation, nor shall any shares of Common Stock, or any shares of Preferred Stock of the Corporation ranking junior to the Series B Preferred Stock as to dividends or upon liquidation be redeemed, purchased or otherwise acquired for any consideration (or any monies be paid to or made available for a sinking fund for the redemption of any such shares) by the Corporation (except by conversion into or exchange for other shares of capital stock of the Corporation ranking junior to the Series B Preferred Stock as to dividends and upon liquidation and except for redemptions or transfers made pursuant to the provisions of Section 7).

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(f)	Notwithstanding Section (3)(e), the Corporation may declare and pay dividends to holders of Common Stock and redeem Common Stock without first having declared or paid the full amount of accrued dividends on the outstanding Series B Preferred Stock for all past dividend periods or setting such amount apart for payment if (i) the amount of accrued dividends on any outstanding share of Series B Preferred Stock at such time is less than $80.63 (i.e., the amount which will be due on the next dividend payment date following a Dividend Payment Date on which the dividend is not paid, taking into account the compounding contemplated by Section 3(a)), and (ii) after giving effect to the payment of such dividends or such redemption, the Corporation projects that the cash available for distribution to holders of the Series B Preferred Stock as of the next Dividend Payment Date would be sufficient to fund the full payment of the accrued dividends at such time on the Series B Preferred Stock plus, in the case of a redemption of a majority of the Common Stock, the liquidation preference and Redemption Premium (as defined below) of the Series B Preferred Stock. If the Corporation pays a dividend in reliance on this Section (3)(f) at any time that the amount of the dividends accrued and unpaid on any outstanding share of Series B Preferred Stock is $37.50 or more, the Corporation shall, if requested by one or more of the holders of the Series B Preferred Stock, pay, in addition to any other dividends payable pursuant to the charter, including dividends payable on the Series A Preferred Stock, which all such dividends shall be declared and paid prior to the payment of dividends on the Series B Preferred Stock pursuant to this Section (3)(f), a mandatory dividend on the Series B Preferred Stock not later than the next Dividend Payment Date of $2,000.00 in the aggregate, allocated among the holders of the Series B Preferred Stock pro rata in proportion to the number of shares held by each.

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(g)	All dividends paid in respect of the Series B Preferred Stock shall be distributed pro rata with respect to each share of Series B Preferred Stock.

(h)	Any dividend payment made on shares of the Series B Preferred Stock shall be credited against the earliest accrued but unpaid dividends with respect to such shares. Holders of the Series B Preferred Stock shall not be entitled to any dividend, whether payable in cash, property or shares in excess of full cumulative dividends on the Series B Preferred Stock as described in this Section 3.

(i)	A dividend payment shall be deemed to be “set apart for payment” for purposes of these Articles Supplementary if an amount equal to such dividend payment is either recorded on the Corporation’s books and records as being set aside for payment of such dividend or is deposited into an account with a bank or trust company for the specified purpose of such dividend payment.

(4)              Liquidation Preference.

(a)	Prior to the distribution of assets to holders of Common Stock or any series of Preferred Stock of the Corporation that ranks junior to the Series B Preferred Stock as to liquidation rights in connection with any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, but after (i) payment or provision of the debts and other liabilities of the Corporation and (ii) any payment due to the holders of shares of the Series A Preferred Stock, the holders of shares of Series B Preferred Stock then outstanding are entitled to be paid, out of the assets of the Corporation legally available for distribution to its stockholders, a liquidation preference of $1,000.00 per share, plus an amount equal to any accrued and unpaid dividends thereon to the date of payment, plus, if applicable, the Redemption Premium (as defined below).

(b)	In the event that, upon any such voluntary or involuntary liquidation, dissolution or winding up, the available assets of the Corporation are insufficient to pay the amount of the liquidating distributions on all outstanding shares of Series B Preferred Stock, then the holders of the Series B Preferred Stock shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.

(c)	After payment of the full amount of the liquidating distributions to which they are entitled, the holders of Series B Preferred Stock will have no right or claim to any of the remaining assets of the Corporation.

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(d)	Except as provided in this Section 4(d), (i) the consolidation or merger of the Corporation with or into any entity or of any other entity into the Corporation, (ii) the adoption of a plan of liquidation, (iii) the sale, lease or conveyance of all or substantially all of the assets or business of the Corporation, and (iv) the distribution by the Corporation of its assets to holders of shares of Common Stock of the Corporation following any such events shall not be deemed to constitute a liquidation, dissolution or winding up of the Corporation. Any consolidation or merger of the Corporation which results in an amendment, restatement or replacement of these Articles Supplementary or the charter that has a material adverse effect on the rights and preferences of the Series B Preferred Stock, or that increases the number of authorized or issued shares of Series B Preferred Stock, shall be deemed a liquidation event for purposes of determining whether the liquidation preference is payable unless the right to receive payment is waived by holders of a majority of the outstanding shares of Series B Preferred Stock voting as a separate class (excluding any shares owned by any holder controlling, controlled by, or under common control with, the Corporation). The distribution by the Corporation to holders of shares of Common Stock of the Corporation of assets following the sale by the Corporation of its last non-cash or cash equivalent investment shall constitute a liquidation, dissolution, or winding up of the Corporation if as a result of such distribution, the net equity value of the Corporation as determined by the Board would be less than twenty times the amount required at that time to fully redeem the shares of the Series B Preferred Stock.

(5)              Redemption.

(a)	Right of Optional Redemption. Subject to Section 5(b), the Corporation, at its option and upon written notice, may redeem shares of the Series B Preferred Stock, in whole or in part, at any time or from time to time, for cash at a redemption price of $1,000.00 per share, plus all accrued and unpaid dividends thereon to and including the date fixed for redemption (except as provided in Section 5(c) below), plus (i) if the redemption date is on or before December 31, 2015, a redemption premium per share of $50.00, (ii) if the redemption date is between January 1, 2016 and December 31, 2016, a redemption premium per share of $25.00 (in each case, the “Redemption Premium”) and thereafter, no Redemption Premium. If less than all of the outstanding Series B Preferred Stock is to be redeemed, the shares of Series B Preferred Stock to be redeemed shall be selected by any equitable method determined by the Corporation.

(b)	Limitations on Redemption. Unless (i) full cumulative dividends (including the Series A Preferred Accrual) on all shares of Series A Preferred Stock shall have been, or contemporaneously are, declared and paid or declared and a sum sufficient for the payment thereof is set apart for payment for all past dividend periods and the then current dividend period, then no shares of Series B Preferred Stock shall be redeemed and the Corporation shall not purchase or otherwise acquire directly or indirectly any shares of Series B Preferred Stock; provided, however, that the foregoing shall not prevent the purchase by the Corporation of shares of capital stock transferred to a Trust pursuant to Section 7 in order to maintain the Corporation’s qualification as a REIT. In addition to the limitations set forth in the preceding sentence, unless full cumulative dividends on all shares of Series B Preferred Stock shall have been, or contemporaneously are, declared and paid or declared and a sum sufficient for the payment thereof is set apart for payment for all past dividend periods and the then current dividend period, then no shares of Series B Preferred Stock shall be redeemed unless all outstanding shares of Series B Preferred Stock are simultaneously redeemed, and the Corporation shall not purchase or otherwise acquire directly or indirectly any shares of Series B Preferred Stock; provided, however, that the foregoing shall not prevent the purchase by the Corporation of (i) shares of capital stock transferred to a Trust pursuant to Section 7 in order to maintain the Corporation’s qualification as a REIT or (ii) shares of Series B Preferred Stock pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding shares of Series B Preferred Stock.

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(c)	Rights to Dividends on Shares Called for Redemption. Immediately prior to or upon any redemption of Series B Preferred Stock, the Corporation shall pay, in cash, any accrued and unpaid dividends to and including the redemption date, unless a redemption date falls after a Dividend Record Date and prior to the corresponding Dividend Payment Date, in which case each holder of Series B Preferred Stock at the close of business on such Dividend Record Date shall be entitled to the dividend payable on such shares on the corresponding Dividend Payment Date notwithstanding the redemption of such shares before such Dividend Payment Date.

(d)	Status of Redeemed Shares. Any shares of Series B Preferred Stock that shall at any time have been redeemed or otherwise acquired by the Corporation shall, after such redemption or acquisition, have the status of authorized but unissued Series B Preferred Stock which may be issued by the Corporation from time to time at its discretion.

(6)              Procedures for Redemption.

(a)	Notice of redemption will be sent by or on behalf of the Corporation by mail, commercial carrier or other delivery service, postage or freight prepaid, addressed to the respective holders of record of the Series B Preferred Stock to be redeemed at their respective addresses as they appear on the stock transfer records of the Corporation. If notice of redemption states the number of shares of Series B Preferred Stock to be redeemed and the redemption price and is accompanied by a check of the Corporation or a check or money order issued by a bank or trust company, in the amount of the liquidation preference, any accrued and unpaid dividends and the applicable Redemption Premium, if any, then, upon receipt thereof by the holders of shares of Series B Preferred Stock, dividends will cease to accrue on the shares of Series B Preferred Stock described in the notice and such shares of Series B Preferred Stock shall no longer be deemed outstanding and all rights of the holders of such shares will terminate. Any redemption pursuant to these Articles Supplementary shall be effective upon receipt of the payment required by the preceding sentence regardless of whether it is accompanied by the notice described in such sentence. No failure to give such notice or any defect therein or in the sending thereof shall affect the validity of the proceedings for the redemption of any shares of Series B Preferred Stock, except as to any holder which does not receive the amount required to be paid to such holder to effect such redemption.

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(b)	In lieu of enclosing payment for the shares of Series B Preferred Stock to be redeemed with notice of redemption, the Corporation may send a notice of redemption which states (i) the redemption date, (ii) the redemption price, (iii) the number of shares of Series B Preferred Stock to be redeemed, (iv) the place or places where shares of Series B Preferred Stock are to be surrendered (if so required in the notice) for payment of the redemption price, and (v) that the dividends on the shares to be redeemed will cease to accrue on such redemption date. If notice of redemption is not accompanied by check or other form of payment for the redemption price, it shall be given not less than five (5) nor more than sixty (60) days prior to the redemption date. If less than all of the Series B Preferred Stock held by any holder is to be redeemed, the notice mailed to such holder shall also specify the number of shares of Series B Preferred Stock held by such holder to be redeemed.

(c)	If notice of redemption of any shares of Series B Preferred Stock has been given and payment has not been included with the notice of redemption, but the funds necessary for such redemption have been set aside by the Corporation for the benefit of the holders of any shares of Series B Preferred Stock so called for redemption, then, from and after the redemption date, dividends will cease to accrue on such shares of Series B Preferred Stock, such shares of Series B Preferred Stock shall no longer be deemed outstanding and all rights of the holders of such shares will terminate, except the right to receive the redemption price. Holders of Series B Preferred Stock to be redeemed shall surrender such Series B Preferred Stock at the place designated in such notice and, upon surrender in accordance with said notice of the certificates for shares of Series B Preferred Stock so redeemed (properly endorsed or assigned for transfer, if the Corporation shall so require and the notice shall so state), such shares of Series B Preferred Stock shall be redeemed by the Corporation at the redemption price plus any accrued and unpaid dividends payable upon such redemption. In the event that less than all the shares of Series B Preferred Stock represented by any such certificate are redeemed, a new certificate or certificates shall be issued representing the unredeemed shares of Series B Preferred Stock without cost to the holder thereof. The funds necessary for a redemption shall be deemed to be set aside for purposes of this Section 6 if they are deposited with a bank or trust company pursuant to Section 6(d).

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(d)	The deposit of funds with a bank or trust company for the purpose of redeeming Series B Preferred Stock shall be irrevocable except that:

(i)	the Corporation shall be entitled to receive from such bank or trust company the interest or other earnings, if any, earned on any money so deposited in trust, and the holders of any shares redeemed shall have no claim to such interest or other earnings; and

(ii)	any balance of monies so deposited by the Corporation and unclaimed by the holders of the Series B Preferred Stock entitled thereto at the expiration of two years from the applicable redemption dates shall be repaid, together with any interest or other earnings thereon, to the Corporation, and after any such repayment, the holders of the shares entitled to the funds so repaid to the Corporation shall look only to the Corporation for payment without interest or other earnings.

(7)   Restrictions on Ownership and Transfer to Preserve Tax Benefit.

(a)	Definitions. For the purposes of Section 5 and this Section 7, the following terms shall have the following meanings:

“Beneficial Ownership” shall mean ownership of Series B Preferred Stock by a Person who is or would be treated as an owner of such Series B Preferred Stock either actually or constructively through the application of Section 544 of the Code, as modified by Sections 856(h)(1)(B) and 856(h)(3) of the Code. The terms “Beneficial Owner,” “Beneficially Own,” “Beneficially Owns” and “Beneficially Owned” shall have the correlative meanings.

“Charitable Beneficiary” shall mean one or more beneficiaries of a Trust, as determined pursuant to Section 7(c)(vi).

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“Code” shall mean the Internal Revenue Code of 1986, as amended. All section references to the Code shall include any successor provisions thereof as may be adopted from time to time.

“Constructive Ownership” shall mean ownership of Series B Preferred Stock by a Person who is or would be treated as an owner of such Series B Preferred Stock either actually or constructively through the application of Section 318 of the Code, as modified by Section 856(d)(5) of the Code. The terms “Constructive Owner,” “Constructively Own,” “Constructively Owns” and “Constructively Owned” shall have the correlative meanings.

“Individual” means an individual, a trust qualified under Section 401(a) or 501(c)(17) of the Code, a portion of a trust permanently set aside for or to be used exclusively for the purposes described in Section 642(c) of the Code, or a private foundation within the meaning of Section 509(a) of the Code, provided that a trust described in Section 401(a) of the Code and exempt from tax under Section 501(a) of the Code shall be excluded from this definition.

“IRS” means the United States Internal Revenue Service.

“Market Price” means the last reported sales price reported on the New York Stock Exchange of the Series B Preferred Stock on the trading day immediately preceding the relevant date, or if the Series B Preferred Stock is not then traded on the New York Stock Exchange, the last reported sales price of the Series B Preferred Stock on the trading day immediately preceding the relevant date as reported on any exchange or quotation system over which the Series B Preferred Stock may be traded, or if the Series B Preferred Stock is not then traded over any exchange or quotation system, then the market price of the Series B Preferred Stock on the relevant date as determined in good faith by the Board of Directors of the Corporation.

“Ownership Limit” shall mean 9.8% (by value or by number of shares, whichever is more restrictive) of the outstanding Series B Preferred Stock of the Corporation, excluding any such outstanding Series B Preferred Stock which is not treated as outstanding for federal income tax purposes. The number and value of shares of outstanding Series B Preferred Stock of the Corporation shall be determined by the Board of Directors in good faith, which determination shall be conclusive for all purposes hereof.

“Parent” shall mean Brookfield DTLA Holdings LLC, a Delaware limited liability company.

“Person” shall mean an individual, corporation, partnership, limited liability company, estate, trust (including a trust qualified under Section 401(a) or 501(c)(17) of the Code), a portion of a trust permanently set aside for or to be used exclusively for the purposes described in Section 642(c) of the Code, association, private foundation within the meaning of Section 509(a) of the Code, joint stock company or other entity; but does not include an underwriter acting in a capacity as such in a public offering of shares of Series B Preferred Stock provided that the ownership of such shares of Series B Preferred Stock by such underwriter would not result in the Corporation being “closely held” within the meaning of Section 856(h) of the Code, or otherwise result in the Corporation failing to qualify as a REIT.

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“Purported Beneficial Transferee” shall mean, with respect to any purported Transfer (or other event) which results in a transfer to a Trust, as provided in Section 7(b)(ii), the Purported Record Transferee, unless the Purported Record Transferee would have acquired or owned shares of Series B Preferred Stock for another Person who is the beneficial transferee or owner of such shares, in which case the Purported Beneficial Transferee shall be such Person.

“Purported Record Transferee” shall mean, with respect to any purported Transfer (or other event) which results in a transfer to a Trust, as provided in Section 7(b)(ii), the record holder of the shares of Series B Preferred Stock if such Transfer had been valid under Section 7(b)(i).

“REIT” shall mean a real estate investment trust under Sections 856 through 860 of the Code.

“Restriction Termination Date” shall mean the first day on which the Board of Directors of the Corporation determines that it is no longer in the best interests of the Corporation to attempt to, or continue to, qualify as a REIT.

“Transfer” shall mean any issuance, sale, transfer, gift, assignment, devise, other disposition of Series B Preferred Stock as well as any other event that causes any Person to Beneficially Own or Constructively Own Series B Preferred Stock, including (i) the granting of any option or entering into any agreement for the sale, transfer or other disposition of Series B Preferred Stock or (ii) the sale, transfer, assignment or other disposition of any securities (or rights convertible into or exchangeable for Series B Preferred Stock), whether voluntary or involuntary, whether such transfer has occurred of record or beneficially or Beneficially or Constructively (including but not limited to transfers of interests in other entities which result in changes in Beneficial or Constructive Ownership of Series B Preferred Stock), and whether such transfer has occurred by operation of law or otherwise.

“Trust” shall mean each of the trusts provided for in Section 7(c).

“Trustee” shall mean any Person unaffiliated with the Corporation, or a Purported Beneficial Transferee, or a Purported Record Transferee, that is appointed by the Corporation to serve as trustee of a Trust.

(b)	Restriction on Ownership and Transfers.

(i)	Prior to the Restriction Termination Date:

A.	except as provided in Section 7(i), no Person, other than Parent, another subsidiary of Parent or any Person who owns a direct or indirect interest in Parent, shall Beneficially Own Series B Preferred Stock in excess of the Ownership Limit;

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B.	except as provided in Section 7(i), no Person, other than Parent, another subsidiary of Parent or any Person who owns a direct or indirect interest in Parent, shall Constructively Own Series B Preferred Stock in excess of the Ownership Limit; and

C.	no Person shall Beneficially or Constructively Own Series B Preferred Stock to the extent that such Beneficial or Constructive Ownership would result in the Corporation being “closely held” within the meaning of Section 856(h) of the Code, or otherwise failing to qualify as a REIT (including but not limited to ownership that would result in the Corporation owning (actually or Constructively) an interest in a tenant that is described in Section 856(d)(2)(B) of the Code if the income derived by the Corporation (either directly or indirectly through one or more partnerships or limited liability companies) from such tenant would cause the Corporation to fail to satisfy any of the gross income requirements of Section 856(c) of the Code).

(ii)	If, prior to the Restriction Termination Date, any Transfer occurs that, if effective, would result in any Person Beneficially or Constructively Owning Series B Preferred Stock in violation of Section 7(b)(i), (i) then that number of shares of Series B Preferred Stock that otherwise would cause such Person to violate Section 7(b)(i) (rounded up to the nearest whole share) shall be automatically transferred to a Trust for the benefit of a Charitable Beneficiary, as described in Section 7(c), effective as of the close of business on the business day prior to the date of such Transfer or other event, and such Purported Beneficial Transferee shall thereafter have no rights in such shares or (ii) if, for any reason, the transfer to the Trust described in clause (i) of this sentence is not automatically effective as provided therein to prevent any Person from Beneficially or Constructively Owning Series B Preferred Stock in violation of Section 7(b)(i), then the Transfer of that number of shares of Series B Preferred Stock that otherwise would cause any Person to violate Section 7(b)(i) shall be void ab initio, and the Purported Beneficial Transferee shall have no rights in such shares.

(iii)	Notwithstanding any other provisions contained herein, prior to the Restriction Termination Date, any Transfer of Series B Preferred Stock that, if effective, would result in the capital stock of the Corporation being beneficially owned by less than 100 Persons (determined without reference to any rules of attribution) shall be void ab initio, and the intended transferee shall acquire no rights in such Series B Preferred Stock.

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(iv)	It is expressly intended that the restrictions on ownership and Transfer described in this Section 7(b)(ii) shall apply to restrict the rights of any members or partners in limited liability companies or partnerships to exchange their interest in such entities for Series B Preferred Stock of the Corporation.

(c)	Transfers of Series B Preferred Stock in Trust.

(i)	Upon any purported Transfer or other event described in Section 7(b)(ii), such Series B Preferred Stock shall be deemed to have been transferred to the Trustee in his capacity as trustee of a Trust for the exclusive benefit of one or more Charitable Beneficiaries. Such transfer to the Trustee shall be deemed to be effective as of the close of business on the business day prior to the purported Transfer or other event that results in a transfer to the Trust pursuant to Section 7(b)(ii). The Trustee shall be appointed by the Corporation and shall be a Person unaffiliated with the Corporation, any Purported Beneficial Transferee, and any Purported Record Transferee. Each Charitable Beneficiary shall be designated by the Corporation as provided in Section 7(c)(vi).

(ii)	Series B Preferred Stock held by the Trustee shall be issued and outstanding Series B Preferred Stock of the Corporation. The Purported Beneficial Transferee or Purported Record Transferee shall have no rights in the shares of Series B Preferred Stock held by the Trustee. The Purported Beneficial Transferee or Purported Record Transferee shall not benefit economically from ownership of any shares held in trust by the Trustee, shall have no rights to dividends and shall not possess any rights to vote or other rights attributable to the shares of Series B Preferred Stock held in the Trust.

(iii)	The Trustee shall have all voting rights and rights to dividends with respect to Series B Preferred Stock held in the Trust, which rights shall be exercised for the exclusive benefit of the Charitable Beneficiary. Any dividend or distribution paid prior to the discovery by the Corporation that shares of Series B Preferred Stock have been transferred to the Trustee shall be paid to the Trustee upon demand, and any dividend or distribution declared but unpaid shall be paid when due to the Trustee with respect to such Series B Preferred Stock. Any dividends or distributions so paid over to the Trustee shall be held in trust for the Charitable Beneficiary. The Purported Record Transferee and Purported Beneficial Transferee shall have no voting rights with respect to the Series B Preferred Stock held in the Trust and, subject to Maryland law, effective as of the date the Series B Preferred Stock has been transferred to the Trustee, the Trustee shall have the authority (at the Trustee’s sole discretion) (i) to rescind as void any vote cast by a Purported Record Transferee with respect to such Series B Preferred Stock prior to the discovery by the Corporation that the Series B Preferred Stock has been transferred to the Trustee and (ii) to recast such vote in accordance with the desires of the Trustee acting for the benefit of the Charitable Beneficiary; provided, however, that if the Corporation has already taken irreversible corporate action, then the Trustee shall not have the authority to rescind and recast such vote. Notwithstanding the provisions of this Section 7, until the Corporation has received notification that the Series B Preferred Stock has been transferred into a Trust, the Corporation shall be entitled to rely on its share transfer and other stockholder records for purposes of preparing lists of stockholders entitled to vote at meetings, determining the validity and authority of proxies and otherwise conducting votes of stockholders.

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(iv)	Within 20 days of receiving notice from the Corporation that shares of Series B Preferred Stock have been transferred to the Trust, the Trustee of the Trust shall sell the shares of Series B Preferred Stock held in the Trust to a person, designated by the Trustee, whose ownership of the shares of Series B Preferred Stock will not violate the ownership limitations set forth in Section 7(b)(i). Upon such sale, the interest of the Charitable Beneficiary in the shares of Series B Preferred Stock sold shall terminate and the Trustee shall distribute the net proceeds of the sale to the Purported Record Transferee and to the Charitable Beneficiary as provided in this Section 7(c)(iv). The Purported Record Transferee shall receive the lesser of (i) the price paid by the Purported Record Transferee for the shares of Series B Preferred Stock in the transaction that resulted in such transfer to the Trust (or, if the event which resulted in the transfer to the Trust did not involve a purchase of such shares of Series B Preferred Stock at Market Price, the Market Price of such shares of Series B Preferred Stock on the day of the event which resulted in the transfer of such shares of Series B Preferred Stock to the Trust )and (ii) the price per share received by the Trustee (net of any commissions and other expenses of sale) from the sale or other disposition of the shares of Series B Preferred Stock held in the Trust. Any net sales proceeds in excess of the amount payable to the Purported Record Transferee shall be immediately paid to the Charitable Beneficiary together with any dividends or other distributions thereon. If, prior to the discovery by the Corporation that shares of such Series B Preferred Stock have been transferred to the Trustee, such shares of Series B Preferred Stock are sold by a Purported Record Transferee then (x) such shares of Series B Preferred Stock shall be deemed to have been sold on behalf of the Trust and (y) to the extent that the Purported Record Transferee received an amount for such shares of Series B Preferred Stock that exceeds the amount that such Purported Record Transferee was entitled to receive pursuant to this Section 7(c)(iv), such excess shall be paid to the Trustee upon demand.

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(v)	Series B Preferred Stock transferred to the Trustee shall be deemed to have been offered for sale to the Corporation, or its designee, at a price per share equal to the lesser of (i) the price paid by the Purported Record Transferee for the shares of Series B Preferred Stock in the transaction that resulted in such transfer to the Trust (or, if the event which resulted in the transfer to the Trust did not involve a purchase of such shares of Series B Preferred Stock at Market Price, the Market Price of such shares of Series B Preferred Stock on the day of the event which resulted in the transfer of such shares of Series B Preferred Stock to the Trust) and (ii) the Market Price on the date the Corporation, or its designee, accepts such offer. The Corporation shall have the right to accept such offer until the Trustee has sold the shares of Series B Preferred Stock held in the Trust pursuant to Section 7(c)(iv). Upon such a sale to the Corporation, the interest of the Charitable Beneficiary in the shares of Series B Preferred Stock sold shall terminate and the Trustee shall distribute the net proceeds of the sale to the Purported Record Transferee and any dividends or other distributions held by the Trustee with respect to such Series B Preferred Stock shall thereupon be paid to the Charitable Beneficiary.

(vi)	By written notice to the Trustee, the Corporation shall designate one or more nonprofit organizations to be the Charitable Beneficiary of the interest in the Trust such that (i) the shares of Series B Preferred Stock held in the Trust would not violate the restrictions set forth in Section 7(b)(i) in the hands of such Charitable Beneficiary and (ii) each Charitable Beneficiary is an organization described in Sections 170(b)(1)(A), 170(c)(2) and 501(c)(3) of the Code.

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(d)	Remedies For Breach. If the Board of Directors or a committee thereof or other designees if permitted by the MGCL shall at any time determine in good faith that a Transfer or other event has taken place in violation of Section 7(b) or that a Person intends to acquire, has attempted to acquire or may acquire beneficial ownership (determined without reference to any rules of attribution), Beneficial Ownership or Constructive Ownership of any shares of the Corporation in violation of Section 7(b), the Board of Directors or a committee thereof or other designees if permitted by the MGCL shall take such action as it deems or they deem advisable to refuse to give effect or to prevent such Transfer, including, but not limited to, causing the Corporation to redeem shares of Series B Preferred Stock, refusing to give effect to such Transfer on the books of the Corporation or instituting proceedings to enjoin such Transfer; provided, however, that any Transfers (or, in the case of events other than a Transfer, ownership or Constructive Ownership or Beneficial Ownership) in violation of Section 7(b)(i), shall automatically result in the transfer to a Trust as described in Section 7(b)(ii) and any Transfer in violation of Section 7(b)(iii) shall automatically be void ab initio irrespective of any action (or non-action) by the Board of Directors.

(e)	Notice of Restricted Transfer. Any Person who acquires or attempts to acquire shares in violation of Section 7(b)(i), or any Person who is a Purported Beneficial Transferee such that an automatic transfer to a Trust results under Section 7(b)(ii), shall immediately give written notice to the Corporation of such event and shall provide to the Corporation such other information as the Corporation may request in order to determine the effect, if any, of such Transfer or attempted Transfer on the Corporation’s status as a REIT.

(f)	Owners Required to Provide Information. Prior to the Restriction Termination Date, each Person who is a beneficial owner or Beneficial Owner or Constructive Owner of shares of Series B Preferred Stock and each Person (including the stockholder of record) who is holding shares of Series B Preferred Stock for a beneficial owner or Beneficial Owner or Constructive Owner shall, on demand, provide to the Corporation a completed questionnaire containing the information regarding their ownership of such shares, as set forth in the regulations (as in effect from time to time) of the U.S. Department of Treasury under the Code. In addition, each Person who is a beneficial owner or Beneficial Owner or Constructive Owner of shares of Series B Preferred Stock and each Person (including the stockholder of record) who is holding shares of Series B Preferred Stock for a beneficial owner or Beneficial Owner or Constructive Owner shall, on demand, be required to disclose to the Corporation in writing such information as the Corporation may request in order to determine the effect, if any, of such stockholder’s actual and constructive ownership of shares of Series B Preferred Stock on the Corporation’s status as a REIT and to ensure compliance with the Ownership Limit, or as otherwise permitted by the Board of Directors.

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(g)	Remedies Not Limited. Nothing contained in this Section 7 shall limit the authority of the Board of Directors to take such other action as it deems necessary or advisable to protect the Corporation and the interests of its stockholders by preservation of the Corporation’s status as a REIT.

(h)	Ambiguity. In the case of an ambiguity in the application of any of the provisions of this Section 7, including any definition contained in Section 7(a), the Board of Directors shall have the power to determine the application of the provisions of this Section 7 with respect to any situation based on the facts known to it. In the event this Section 7 requires an action by the Board of Directors and the charter fails to provide specific guidance with respect to such action, the Board of Directors shall have the power to determine the action to be taken so long as such action is not contrary to the provisions of this Section 7. Absent a decision to the contrary by the Board of Directors (which the Board may make in its sole and absolute discretion), if a Person would have (but for the remedies set forth in Section 7(b)(ii)) acquired Beneficial or Constructive Ownership of Series B Preferred Stock in violation of Section 7(b)(i), such remedies (as applicable) shall apply first to the shares of Series B Preferred Stock which, but for such remedies, would have been actually owned by such Person, and second to shares of Series B Preferred Stock which, but for such remedies, would have been Beneficially Owned or Constructively Owned (but not actually owned) by such Person, pro rata among the Persons who actually own such shares of Series B Preferred Stock based upon the relative number of the shares of Series B Preferred Stock held by each such Person.

(i)	Exceptions.

(i)	Subject to Section 7(b)(1)(iii), the Board of Directors, in its sole discretion, may exempt (prospectively or retroactively) a Person from the limitation, set forth in Section 7(b)(i)(A), on a Person Beneficially Owning shares of Series B Preferred Stock in excess of the Ownership Limit, if the Board of Directors determines that such exemption will not cause any Individual’s Beneficial Ownership of shares of Series B Preferred Stock to violate the Ownership Limit and that any such exemption will not cause the Corporation to fail to qualify as a REIT under the Code.

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(ii)	Subject to Section 7(b)(i)(C), the Board of Directors, in its sole discretion, may exempt (prospectively or retroactively) a Person from the limitation, set forth in Section 7(b)(i)(B), on a Person Constructively Owning Series B Preferred Stock in excess of the Ownership Limit, if the Board of Directors determines that such Person does not and will not own, actually or Constructively, an interest in a tenant of the Corporation (or a tenant of any entity owned in whole or in part by the Corporation) that would cause the Corporation to own, actually or Constructively, more than a 9.8% interest (as set forth in Section 856(d)(2)(B) of the Code) in such tenant or that any such ownership would not cause the Corporation to fail to qualify as a REIT under the Code.

(iii)	Subject to Section 7(b)(i)(C) and the remainder of this Section 7(i)(iii), the Board of Directors may from time to time increase the Ownership Limit for one or more Persons and decrease the Ownership Limit for all other Persons; provided, however, that the decreased Ownership Limit will not be effective for any Person whose percentage ownership in Series B Preferred Stock is in excess of such decreased Ownership Limit until such time as such Person’s percentage of Series B Preferred Stock equals or falls below the decreased Ownership Limit, but any further acquisition of Series B Preferred Stock in excess of such percentage ownership of Series B Preferred Stock will be in violation of the Ownership Limit, and, provided further, that the new Ownership Limit would not allow five or fewer Persons to Beneficially Own more than 49% in value of the outstanding Series B Preferred Stock.

(iv)	In granting a person an exemption under Section 7(i)(i) or 7(i)(ii) above, the Board of Directors may require such Person to make certain representations or undertakings or to agree that any violation or attempted violation of such representations or undertakings (or other action which is contrary to the restrictions contained in Section 7(b)) will result in such Series B Preferred Stock being transferred to a Trust in accordance with Section 7(b)(ii). Prior to granting any exception pursuant to Section 7(i)(i) or 7(i)(ii), the Board of Directors may require a ruling from the IRS, or an opinion of counsel, in either case in form and substance satisfactory to the Board of Directors in its sole discretion, as it may deem necessary or advisable in order to determine or ensure the Corporation’s status as a REIT.

(8)             Voting Rights. Except as provided in this Section 8, the holders of the Series B Preferred Stock shall not be entitled to vote on any matter submitted to stockholders of the Corporation for a vote. Notwithstanding the foregoing, the consent of the holders of a majority of the outstanding Series B Preferred Stock (excluding any shares owned by any holder controlling, controlled by, or under common control with, the Corporation), voting as a separate class, shall be required for (a) except for the Series A Preferred Stock, authorization or issuance of any equity security senior to or on a parity with the Series B Preferred Stock, (b) any amendment to the Corporation’s charter which has a material adverse effect on the rights and preferences of the Series B Preferred Stock or which increases the number of authorized shares of Series B Preferred Stock, or (c) any reclassification of the Series B Preferred Stock.

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(9)            Dissenter’s Rights. Holders of the Series B Preferred Stock shall have dissenters’ rights to the extent granted under Sections 2-602 and 3-202 of the Maryland General Corporation Law with respect to any amendment to these Articles Supplementary that materially and adversely affects the holders’ rights in respect to the Series B Preferred Stock.

(10)          Conversion. The Series B Preferred Stock are not convertible into or exchangeable for any other property or securities of the Corporation.

(11)          Legend. Each certificate for shares of Series B Preferred Stock shall bear substantially the following legend:

THE SHARES OF SERIES B PREFERRED STOCK REPRESENTED BY THIS CERTIFICATE, IF ANY, ARE SUBJECT TO RESTRICTIONS ON BENEFICIAL AND CONSTRUCTIVE OWNERSHIP AND TRANSFER FOR THE PURPOSE OF THE CORPORATION’S MAINTENANCE OF ITS STATUS AS A REAL ESTATE INVESTMENT TRUST UNDER THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”). SUBJECT TO CERTAIN FURTHER RESTRICTIONS AND EXCEPT AS EXPRESSLY PROVIDED IN THE CORPORATION’S CHARTER, (i) NO PERSON MAY BENEFICIALLY OR CONSTRUCTIVELY OWN SHARES OF THE CORPORATION'S SERIES B PREFERRED STOCK IN EXCESS OF 9.8% (BY VALUE OR BY NUMBER OF SHARES, WHICHEVER IS MORE RESTRICTIVE) OF THE OUTSTANDING SERIES B PREFERRED STOCK OF THE CORPORATION; (ii) NO PERSON MAY BENEFICIALLY OR CONSTRUCTIVELY OWN SHARES OF SERIES B PREFERRED STOCK THAT WOULD RESULT IN THE CORPORATION BEING “CLOSELY HELD” UNDER SECTION 856(h) OF THE CODE OR OTHERWISE CAUSE THE CORPORATION TO FAIL TO QUALIFY AS A REIT; AND (iii) NO PERSON MAY TRANSFER SHARES OF SERIES B PREFERRED STOCK IF SUCH TRANSFER WOULD RESULT IN THE CAPITAL STOCK OF THE CORPORATION BEING OWNED BY FEWER THAN 100 PERSONS. ANY PERSON WHO BENEFICIALLY OR CONSTRUCTIVELY OWNS OR ATTEMPTS TO BENEFICIALLY OR CONSTRUCTIVELY OWN SHARES OF SERIES B PREFERRED STOCK IN VIOLATION OF THE ABOVE LIMITATIONS MUST IMMEDIATELY NOTIFY THE CORPORATION. IF ANY OF THE RESTRICTIONS ON TRANSFER OR OWNERSHIP IS VIOLATED, THE SHARES OF SERIES B PREFERRED STOCK REPRESENTED HEREBY IN VIOLATION OF SUCH RESTRICTIONS WILL BE AUTOMATICALLY TRANSFERRED TO THE TRUSTEE OF A TRUST FOR THE BENEFIT OF ONE OR MORE CHARITABLE BENEFICIARIES. IN ADDITION, THE CORPORATION MAY REDEEM SERIES B PREFERRED STOCK UPON THE TERMS AND CONDITIONS SPECIFIED BY THE BOARD OF DIRECTORS IN ITS SOLE DISCRETION IF THE BOARD OF DIRECTORS DETERMINES THAT OWNERSHIP OR A TRANSFER OR OTHER EVENT MAY VIOLATE THE RESTRICTIONS DESCRIBED ABOVE. FURTHERMORE, UPON THE OCCURRENCE OF CERTAIN EVENTS, ATTEMPTED TRANSFERS IN VIOLATION OF THE RESTRICTIONS DESCRIBED ABOVE MAY BE VOID AB INITIO. ALL TERMS IN THIS LEGEND THAT ARE DEFINED IN THE CORPORATION’S CHARTER SHALL HAVE THE MEANINGS ASCRIBED TO THEM IN THE CORPORATION’S CHARTER, AS THE SAME MAY BE AMENDED FROM TIME TO TIME, A COPY OF WHICH, INCLUDING THE RESTRICTIONS ON TRANSFER AND OWNERSHIP, WILL BE FURNISHED TO EACH HOLDER OF SHARES OF SERIES B PREFERRED STOCK ON REQUEST AND WITHOUT CHARGE. REQUESTS FOR SUCH A COPY MAY BE DIRECTED TO THE SECRETARY OF THE CORPORATION AT ITS PRINCIPAL OFFICE.

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(12)          Definitions. Capitalized terms used herein without definition shall have the same meanings given to such terms in the charter.

Second: The Series B Preferred Stock has been classified and designated by the Board under the authority contained in the charter.

Third: These Articles Supplementary have been approved by the Board in the manner and by the vote required by law.

Fourth: The undersigned President of the Corporation acknowledges these Articles Supplementary to be the act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned President acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties of perjury.

[Signature page follows.]

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In witness whereof, the Corporation has caused these Articles Supplementary to be signed in its name and on its behalf by the undersigned and attested to by the undersigned on this 23rd day of August, 2013.

Attest:	Brookfield DTLA Fund Office Trust Investor Inc.

By:	/s/ Edward F. Beisner		By:	/s/ Michael McNamera
	Name:	Edward F. Beisner		Name:	Michael McNamera
	Title:	Senior Vice President		Title:	Senior Vice President
		Controller and Treasurer			Head of U.S. Acquisitions and Dispositions